Exhibit 10.3

SHARE PURCHASE AGREEMENT

AMONG

INDIA GLOBALIZATION CAPITAL, INC.

AND

ODEON LIMITED

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as on this [●] day of [●] 2007 BETWEEN:

INDIA GLOBALIZATION CAPITAL, INC. a company organised under the laws of the State of Maryland and having its office address at 4336 Montgomery Avenue Bethesda, MD 20814 (hereinafter referred to as “Purchaser”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the FIRST PART;

AND

ODEON LIMITED, a company duly organised under the laws of Mauritius having its registered office at 3rd Floor, TM Building, Pope Hennessy Street, Port Louis, Republic of Mauritius and having its correspondence address at 180B, Bencoolen, Singapore 189648 (hereinafter referred to as "Seller" which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors) of the SECOND PART.

WHEREAS:

A.
The Seller is the owner of Five Million (5,000,000) convertible preference shares of the face value of INR 10 each with the terms and conditions as listed in Schedule 1 hereto (the “Shares”) in Techni Bharathi Limited, a public limited company organised and existing under the laws of India with its registered office and principle place of business at By pass road, Edappally, Kochi – 682 024, India (“Company”).

B.	The Seller has agreed to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares from the Seller in accordance with the provisions of this Agreement.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AND THIS AGREEMENT WITNESSETH AS UNDER:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, except to the extent that the context requires otherwise the following terms shall have the meanings set forth below, such meanings to be applicable to both the singular and the plural forms of such terms:

(a)
‘Affiliate’ means when used in respect of a specified legal person, each legal person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified. In this definition “control” (and its derivatives) means both (i) holding beneficially more than fifty per cent (50%) of equity interests and (ii) the ability to cast more than fifty (50%)per cent of the voting rights attaching to voting securities.

(b)
'Agreement' shall mean this Share Purchase Agreement, as from time to time amended, supplemented or replaced or otherwise modified and any document which amends, supplements, replaces or otherwise modifies this Agreement, together with the recitals and all the Schedules attached hereto.

(c)
“Applicable Law” shall mean all applicable laws, statutes, ordinances, regulations, rules, orders, bye laws, administrative interpretation, writ, injunction, directive, protocols, codes, policies, notices, directions, judgment or decree or other instrument or other requirements of any Governmental Authority in any relevant jurisdiction applicable to any Party from time to time.

(d)	‘Articles’ means Articles of Association of the Company.

(e)	‘Board’ means Board of Directors of the Company.

(f)
‘Claim’ includes any notice, demand, assessment, letter or other document issued or action taken by any tax, fiscal or other statutory or governmental authority, body or official whatsoever (whether of India or elsewhere in the world) whereby the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available.

(g)	'Completion' shall mean completion of the events specified in Clause4.1 below and the Purchaser being registered as a member in respect of the Shares in the register of members of Company.

(h)	‘Completion Date' shall mean date mentioned in Clause4.1 hereof.

(i)	'Conditions Precedent' shall mean the conditions precedent mentioned in Clause 3 of this Agreement.

(j)	“CPS” means 6% compulsorily convertible preference shares of the Company agreed to be subscribed by the Purchaser in terms of the Share Subscription Agreement.

(k)
'Encumbrances' means any encumbrance, lien, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention or non-disposal agreement or other restriction of a similar kind, and all other easements, encroachments and title defects of every type and nature, or any conditional sale contract, title, retention contract, or other contract to give or to refrain from giving any of the foregoing.

(l)	‘INR’ means the lawful currency of India.

(m)	“Investor Shares” means 7,150,000 equity shares of the Company agreed to be subscribed by the Purchaser in terms of the Share Subscription Agreement.

(n)	'Party' shall mean the Seller and the Purchaser referred to individually and 'Parties' shall mean the Seller and the Purchaser referred to collectively.

(o)	‘Purchase Price’ means an aggregate amount of USD 2 million to be paid by the Purchaser to the Seller for acquiring Shares.

(p)
'Person' shall include an individual, an association, a corporation, a partnership, a joint venture, a trust, an unincorporated organisation, a joint stock company or other entity or organisation, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity.

(q)	“Promoters” shall have the meaning ascribed to the term in the Share Subscription Agreement.

(r)	Representations and Warranties means the representations and warranties of the Seller as set out in Recital A and clauses 5.1.1 to 5.1.5 (both inclusive).

(s)	“Share Subscription Agreement” means the agreement to be executed between the Purchaser, the Company and the Promoters.

1.2	Interpretation

1.2.1	The terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to it under the relevant statute/legislation.

1.2.2	All references in this Agreement to statutory provisions shall be construed as meaning and including references to:

(a)	Any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

(b)	All statutory instruments or orders made pursuant to a statutory provision; and

(c)	any statutory provisions of which these statutory provisions are a consolidation, re-enactment or modification.

1.2.3	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.2.4
Headings to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the Schedules and shall be ignored in construing the same.

1.2.5	References to recitals, clauses or schedules are, unless the context otherwise requires, are references to recitals, to clauses of or schedules to this Agreement.

1.2.6	Reference to days, months and years are to Gregorian days, months and calendar years respectively.

1.2.7
Any reference to the words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to clauses or annexures of this Agreement as specified therein.

1.2.8	Any expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency.

1.2.9	Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.

1.2.10	Reference to “Purchaser”, unless repugnant to the context shall for the purpose of this Agreement, mean and include the Affiliates of the Purchaser.

    1.2.11  The words “include” and “including” shall be construed without limitation.

2.	PURCHASE AND SALE OF SHARES

2.1
Subject to the terms and conditions hereof, on the Completion Date the Seller shall sell, assign, transfer, convey and deliver to the Purchaser the ownership and possession of the Shares, free and clear of all Encumbrances and restrictions of any kind, with all rights attached or accruing thereto (including without limitation, accrued dividends if any) and the Purchaser shall purchase the Shares from the Seller for the Purchase Price.

3.	CONDITIONS PRECEDENT

3.1
The Parties agree that the obligation of the Purchaser to purchase the Shares in the manner provided herein, is conditional upon (i) the Purchaser subscribing to the Investor Shares and the CPS; and (ii) only if all the Representations and Warranties continue to be true and correct on the Completion Date.

3.2	Upon fulfilment of the Conditions Precedent, the Purchaser shall notify the Seller of the same in writing.

4.	COMPLETION

4.1
Upon fulfilment of all the Conditions Precedent to the satisfaction of the Purchaser or if specifically waived in writing by the Purchaser, the Parties shall proceed to complete the sale of the Shares to the Purchaser (‘Completion’) in the manner provided in this Clause. Such Completion shall take place on a date set by the Purchaser (the ‘Completion Date’), which date shall not be later than 15 days from the fulfilment of all the Conditions Precedent to the satisfaction of the Purchaser. Such Completion Date shall however in no event be later than January 31, 2008 unless extended upon mutual agreement between the Parties.

4.2	The Completion shall take place at Economic Laws Practice, 1502, Dalamal Towers, Nariman Point, Mumbai – 400021 or such other place as may be mutually agreed upon by the Parties.

4.3	On the Completion Date, the Seller shall deliver or cause to be delivered to the Purchaser:

a)
written confirmation from the Seller that as at the Completion Date  the Representations and Warranties are true, accurate and complete and that it is not aware of any matter or thing which is in breach of or inconsistent with any of the Representations and Warranties;

b)	duly signed share transfer forms and the original share certificates respecting the Shares.

4.4
On the Completion Date, a meeting of the Board shall be held at which, the Board shall pass resolutions approving the transfer of the Shares held by the Seller to the Purchaser, endorse share certificates in the name of the Purchaser and deliver the share certificates to the Purchaser and record such transfer in the register of members maintained by the Company and incorporate the name of the Purchaser as the legal and beneficial owner of the Shares in the register of members of the Company.

4.5	On the Completion Date the Purchaser shall pay to the Seller the Purchase Price by way of telegraphic transfer.

4.6
The Parties to this Agreement agree to take all measures that may be required to ensure to the extent possible, that all the events contemplated in Clause 4 above on the Completion Date are completed on the same day[1].

5.           REPRESENTATIONS AND WARRANTIES

5.1
True and Accurate:  The Seller represents, warrants and undertakes to the Purchaser, that each of the statements set out in this Clause hereunder, as applicable to the Seller, is now and will be true and accurate at the Completion Date. The Seller acknowledges that the Purchaser, in entering into this Agreement, is relying on such representations, warranties and undertakings and shall be entitled to treat the same as conditions of the Agreement.

5.1.1	Ownership of Shares: The Seller is the sole recorded and beneficial owner of Shares.

5.1.2	No liens or Encumbrances: The Seller has good and marketable title to the Shares, free and clear of all Encumbrances.

5.1.3
Right to transfer Shares: The Seller has full capacity, right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby to transfer and deliver the Shares to the Purchaser, in the manner provided in this Agreement, the Purchaser will receive good and marketable title to the Shares, free and clear of all Encumbrances.

5.1.4	No liability: The Seller has no asserted or unasserted liability or Claim whatsoever towards the Company.

5.1.5
Non-contravention: The execution, delivery and performance of this Agreement, the consummation by the Seller of the transactions contemplated hereby and thereby and compliance by the Seller with the provisions hereof or thereof do not and will not (a) subject to the conditions precedent set out herein, require any filing by the Seller with, or the permit, authorization, consent or approval of, any court, arbitrator or arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), (b) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to, binding upon or enforceable against the Seller, (c) constitute a breach of any duty owed by the Seller or any person acting in a representative or fiduciary capacity with respect to the Seller, or (d) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, amendment, cancellation or acceleration.

5.2
Purchaser Representation:The Purchaser hereby represents and warrants that it has the corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by the Purchaser of thus Agreement has been duly authorized and approved by its board of directors.

5.3
Separate and Independent:  Each of the Representations and Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Representations and Warranty or any other term of this Agreement, which is not expressly referenced to the Representations and Warranty concerned.

5.4
Undertaking:  The Seller shall not do, allow or procure any act or omission before the Completion Date which would respectively constitute a breach of any of the Representations and Warranties if they were given at the Completion Date, or which would make any of the Representations and Warranties inaccurate or misleading if they were so given.

5.6
Notification of breach:  The Seller hereby agrees to disclose promptly to the Purchaser in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement which would render any of the Representations and Warranties to be inaccurate.

5.7	Survival: The Representations and Warranties provided in this Agreement shall survive the Completion Date.

6.           INDEMNITY

6.1
Without prejudice to any other right available to the Purchaser in law or under equity, the Seller shall indemnify, defend and hold harmless the Purchaser, their Affiliates, directors, advisors, officers, employees and agents, from and against any and all liabilities, damages, demands, Claims (including third party Claims), actions, judgments or causes of action, assessments, interest, fines, penalties, and other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys' fees and out of pocket expenses) (“Losses”) directly based upon, arising out of, or in relation to or otherwise in respect of

i.
any inaccuracy in or any breach of any Representation and Warranty, covenant or agreement of the Seller contained in this Agreement or any document or other papers delivered by Seller to the Purchaser in connection with or pursuant to this Agreement;

ii.	any liability arising out of non compliance of any obligation undertaken by the Seller.

6.2
Any compensation or indemnity as referred to in Clause 6.1 above shall be such as to place the Purchaser in the same position as it would have been in, had there not been any such breach and as if the Representation and Warranty under which Purchaser is to be indemnified, had been correct.

7.           NOTICES

7.1
Any notice or other communication that may be given by one Party to the other shall always be in writing and shall be served either by (i) hand delivery duly acknowledged; or (ii) sent by registered post with acknowledgment due; or (iii) by facsimile at the respective addresses set out herein below or at such other address as may be subsequently intimated by one party to the other in writing as set out herein. If the notice is sent by facsimile, the said notice shall also be sent by registered post acknowledgment due.

The Purchaser:  Ram Mukunda
Address:             At the address mentioned above
Tel:                      +1 301 529 4996
Facsimile:            + 1 240 465 0273

The Seller :          Ben Lim Choon Kee
Address:              At the address mentioned above
Tel:                       + 65 6334 6330
Facsimile:             + 65 6334 7816

7.2
All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the business date of receipt, if sent by courier or hand delivery; or (iii) the expiry of seven days after posting, if sent by registered post.

7.3	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Party not less than 10 days prior written notice.

8.           TERM

This Agreement shall come into effect and force and be binding on the Parties from the date first written above and shall remain in full force unless terminated in accordance with the provisions of this Agreement.

9.           CONFIDENTIALITY

The Seller shall not disclose the terms, conditions, or contents of this Agreement to any third party without the prior written consent of the Purchaser. The Seller shall at all times keep strictly confidential all business and trade secrets relating to the business activity of the Company, Purchaser, its direct and indirect subsidiaries and affiliates, and shall not disclose such secrets to third parties, either directly or indirectly, nor cause, support, or conceal such disclosure by third parties.

10.          TERMINATION

10.1
Grounds for Termination: Save and except the rights and obligations of the Parties that terminate as provided in the specific clauses in this Agreement, this Agreement shall continue in full force and effect until terminated in accordance with the provisions of this Clause.

10.2	This Agreement can be terminated at any time prior to the sale of the Shares in the manner set out in Clause 4 of this Agreement, by mutual written agreement of the Parties.

10.3	This Agreement shall stand terminated if the Completion does not take place as per Clause 4.1.

10.4
Effect of Termination: Termination of this Agreement under Clauses 10.2 to 10.3 shall be without liability of any Party (or any shareholder, director, officer, agent, employee, consultant or representative of such Party) to the other Party.

10.5	The provisions of Clause 6 (Indemnity), 7 (Notices), and 9 (Confidentiality) shall survive the termination hereof pursuant to Clause 10.1.

11.          MISCELLANEOUS PROVISIONS

11.1        Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

11.2         Cumulative Rights

All remedies of either Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom or trade usage, are cumulative and not alternative and may be enforced successively or concurrently.

11.3         Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Clause shall not apply.

11.4         Amendments

No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties.

11.5         Assignment

This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no Party shall assign or transfer any of its rights and liabilities hereunder to any other Person without the prior written consent of the other Party, which will not be unreasonably withheld. Notwithstanding anything stated above, the Purchaser shall be entitled to assign its rights and obligations hereunder to any of its Affiliates or its holding company or ultimate parent company or their Affiliates, without the consent of the Seller.

11.6         Entire Agreement

This Agreement constitutes the entire Agreement between the Parties with respect to the sale of the Shares and supersedes and cancels any prior oral or written agreement, representation, understanding, arrangement, communication or expression of intent relating to the subject matter of this Agreement.

11.7         Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

11.8         Governing law

This Agreement shall be governed and construed in accordance with the laws of India, under the jurisdiction of the relevant competent courts in India , without regard to the conflict of laws principles.

11.9         Service of Process

The Parties agree that any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement may be brought against any of the Parties in the courts of Mumbai, India and each of the Parties consent to the jurisdiction of such courts (and of the appropriate appellant courts) in any such action or proceeding and waives any objection to the venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.10       Costs

Each of Seller and Purchaser shall pay its own expenses, including attorneys’ fees incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to this Agreement, and the preparations for carrying this Agreement into effect.   Any stamp duty or such other charges which may be imposed arising from the transfer of the Shares shall be borne solely by the Purchaser.

11.11       Severance

Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the validity, legality and enforceability of the remaining provisions hereof. Should any provision of this Agreement be or become ineffective for reasons beyond the control of the Parties, the Parties shall use reasonable efforts to agree upon a new provision, which shall as nearly as possible have the same commercial effect as the inefficient provision.

11.12       Public announcements

Except as and to the extent required by Applicable Law, without the prior written consent of the other Party, neither Party will, and each will direct its representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the terms of this Agreement. The Purchaser however is required by the Securities and Exchange Commission (‘SEC’) laws in the United States of America to disclose the terms of this Agreement, while filing with the SEC, which may result into a press release or press exposure or disclosure to the general public.

11.13       Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile or copy of a signature is valid as an original.

11.14       Authorisation

The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.

11.15       Time of the essence

Any date or period mentioned in this Agreement may be extended by agreement between the Parties hereto, failing which, as regards any such date or period, time shall be the essence of the Agreement.

Execution Page Follows:

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR HEREIN WRITTEN:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED " Purchaser "	)
BY THE HAND OF MR. RAM MUKUNDA	)
(Authorised Signatory))

ON THE DAY OF SEPTEMBER 2007)

IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED "Seller"	)
BY THE HAND OF MR. BEN LIM CHOON KEE	)
(AUTHORISED SIGNATORY) PURSUANT TO THE	)
RESOLUTION PASSED BY THE BOARD	)
ON THE DAY OF SEPTEMBER 2007)

IN THE PRESENCE OF:	)
WITNESS:	)
ADDRESS:	)

1 We believe all the activities can take place simultaneously and there is no requirement of an escrow agent.